KIRKPATRICK & LOCKHART LLP
1800 Massachusetts Avenue, NW
Second Floor
Washington, DC 20036-1800
202.778.9000
www.kl.com



April 29, 2002


Viking Mutual Funds
1400 14th Avenue, SW
P.O. Box 500
Minot, ND  58702-500

Ladies and Gentlemen:
     Viking Mutual Funds (Trust) is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated March 30, 1999. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest (Shares), in its series, Viking Tax-Free Fund for Montana, Viking Tax-Free Fund for North Dakota, Viking Large-Cap Value Fund and Viking Small-Cap Value Fund (each a Fund and collectively the Funds).

     We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and the By-laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Funds may be legally and validly issued in accordance with the Trust's Trust Instrument and By-laws and subject to compliance with the Securities Act of 1933, the Investment Company
Act of 1940 and applicable state laws regulating the offer and sale of securities; and when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

     The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of business trusts organized under the laws of the State of Delaware and to the 1933 Act, the 1940 Act, and the rules and regulations of the Securities and Exchange Commission (SEC) thereunder.

     We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 6 to the Trust's Registration Statement on Form N-1A (File Nos. 333-77993 and 811-9277) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Prospectus and Statement of Additional Information filed as part of the Registration Statement. This opinion is valid as to each Fund named herein until the earlier of May 1, 2002 or the effective date of another registration statement or amendment on Form N-1A purporting to register shares of the same Funds.



                              Sincerely,


                              /s/Kirkpatrick & Lockhart LLP
                              KIRKPATRICK & LOCKHART LLP